Exhibit 99.1

Sharps Compliance Corp., 9220 Kirby Drive, Suite 500, Houston, TX 77054

IMMEDIATE RELEASE

Sharps Compliance Appoints Dennis Halligan Vice President of Marketing

HOUSTON, Texas, November 24, 2014 – Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), has announced the promotion of Dennis Halligan to Vice President of Marketing.

David P. Tusa, President and Chief Executive Officer of Sharps, commented, “Over the past three years, Dennis has played a key role in developing and leading a first-class marketing initiative for the Company. His vast experience, coupled with his knowledge of our business and the customer base, have proven to be integral components of his success with the Company to date. He is a valuable member of our senior management team and we congratulate him on this well-deserved appointment.”

Mr. Halligan previously served as Director of Marketing for the Company.  Before joining the Company in 2011, he was a principal with Stir Creative, a web marketing agency focused on digital branding as well as the development of traditional and ecommerce web platforms.  Prior to this, he was a Senior Marketing Manager at R.J. Reynolds, responsible for brand promotions, sales distribution and new product launches in the company’s Texas, Oklahoma and Louisiana markets. Dennis is a graduate of the University of Louisiana at Lafayette where he earned a B.S. degree in Marketing.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System™, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and used healthcare materials.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

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Safe harbor statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance.  Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations.  Some of these risks include, without limitation, the company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company’s ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission.  Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict.  The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

For more information contact:
Diana P. Diaz Sharps Compliance Corp. Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Phone: (203) 972-9200 Email: jnesbett@institutionalms.com